Exhibit 10.2

Promissory Notes Put Agreement

This Agreement dated as of August 18, 2006, is entered into by and between C&T Enterprises, Inc., a Pennsylvania corporation (“C&T”), Corning Natural Gas Corporation, a New York corporation (“Corning”), Corning Natural Gas Appliance Corporation (“CNGAC”), Thomas K. Barry (“Barry”) and Kenneth James Robinson (“Robinson”).

WHEREAS, C&T and Corning have entered into an Agreement and Plan of Merger dated as of May 11, 2006 (as amended, the “Merger Agreement”) pursuant to which Corning will merge into a wholly-owned subsidiary of C&T, subject to certain closing conditions (the “Merger”);

WHEREAS, CNGAC holds the following promissory notes: (i) the Promissory Note dated September 15, 2003 in the original principal amount of $240,000 with Corning Appliance Corporation as Obligor (with principal amount outstanding as of July 31, 2006 of $80,000, and an additional $80,000 due November 2006); and (ii) the Promissory Note dated September 15, 2003 in the original principal amount of $600,000 with Corning Appliance Corporation as Maker and Messrs. Malekzadeh, Raj, Sesar and Perry as Guarantors (with principal amount outstanding as of July 31, 2006 of $476,747)(collectively, the “Promissory Notes”);

WHEREAS, C&T has expressed its desire that the Promissory Notes be sold by CNGAC for cash prior to closing of the Merger (the “Closing”);

WHEREAS Barry and Robinson each agree to be the buyers of last resort if the Promissory Notes have not been sold or transferred for cash proceeds prior to the Closing;

NOW THEREFORE, for good and valuable consideration, the receipt of which is acknowledged by all parties hereto, the parties hereto agree as follows:

1.    Corning and CNGAC each agree to use commercially reasonable efforts to sell, assign and transfer the Promissory Notes prior to the Closing in exchange for cash consideration; provided however, C&T must approve any sale, assignment or transfer of any Promissory Note, if the cash proceeds from such sale, exchange or assignment is less than 90% of the principal amount due under such Promissory Note.

2.    At C&T’s written request at or immediately prior to Closing, Corning agrees to cause CNGAC to sell, assign and transfer the Promissory Notes to Barry and Robinson immediately prior to Closing and Barry and Robinson agree to purchase and accept assignment from CNGAC in exchange for cash proceeds equal to 90% of the principal amount due under each Promissory Note sold assigned and transferred.  In lieu of a cash payment for such Promissory Notes, Corning shall reduce the amounts payable to Barry and Robinson under their respective Severance Agreements.  The sale, assignment and transfer shall be subject to the Closing actually occurring.

3.    Unless other written notice is provided by Barry and Robinson to Corning and C&T, Barry shall purchase a 50% interest in the Promissory Notes and Robinson shall acquire a 50% interest in the Promissory Notes.

4.    In connection with any sale, assignment and transfer of the Promissory Notes to Barry and Robinson, Corning shall cause CNGAC to also transfer and assign to Barry and Robinson all rights related to such Promissory Notes, including without limitation, Guarantees of each of Messrs. Malekzadeh, Raj, Sesar and Perry, each dated September 15, 2003, rights to late payments under the Promissory Notes and security interests relating to the Promissory Notes.

5.    To the extent reasonably requested by Barry or Robinson, C&T will provide reasonable assistance and access to information and records concerning the Promissory Notes so that Barry and Robinson can enforce their rights under the Promissory Notes and under any agreements ancillary to the Promissory Notes.

6.    Corning Counsel.  Barry and Robison recognize and agree that Rich May, a Professional Corporation is acting as counsel solely to Corning and not to Barry or Robinson.  Barry and Robison each agree and state that he has been specifically advised of that fact and that he has had the opportunity to engage his own counsel for the negotiation and drafting of this Agreement and all matter relating to this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, Corning, CNGAC and C&T have caused this Agreement to be executed by its officers thereunto duly authorized, and Barry and Robison have signed this Promissory Note Put Agreement, all effective as of the date first above written.

Corning Natural Gas Corporation:

By:	/s/ Thomas K. Barry
Title:	President & CEO

Corning Natural Gas Appliance Corporation

By:	/s/ Thomas K. Barry
Title:	President & CEO

C&T Enterprises, Inc.:

By:	/s/ Robert O. Toombs
Title:	President & CEO

/s/ Thomas K. Barry
Thomas K. Barry, individually

/s/ Kenneth J. Robinson
Kenneth James Robinson, individually